Exhibit 99.1

Dear Stockholder:

Throughout 2013, our board has been evaluating alternatives to provide liquidity to our stockholders. These liquidity events may include a variety of options and would match our stated long-term strategy. For example, our board may decide to spin-off an individual platform (such as our lodging portfolio) and list this new company on an exchange, or we could merge our student housing platform with another existing traded REIT, or sell all or a large portion of our retail portfolio. Each of these options could provide our stockholders with liquidity for all or a portion of their investment in shares of our common stock through, among other things, listing our shares for trading on a national securities exchange such as the New York Stock Exchange, a special distribution or a share repurchase sponsored by the company.

Timing for these events would follow the continued execution of our long-term strategy and favorable market conditions. While our board has not yet made any determinations regarding the type or timing of any liquidity alternative, we do expect the first event to occur over the next 12 to 24 months, if it is in the best interest of our stockholders to do so. In addition to these potential “larger” liquidity events, we remind you that the Company is currently exploring other alternatives to provide more limited liquidity for our stockholder, such as a share repurchase. If a share repurchase occurs, we currently expect that the funds used to repurchase the shares may come from the second closing of the net lease disposition. Prior to its implementation our board must approve the share repurchase and its terms, including the size of the share repurchase and the repurchase price.

We have reviewed our governing documents in light of the range of possible liquidity events. As a result of that review process, our board has concluded that our existing charter is unduly restrictive and may ultimately limit our ability to effectuate certain strategies. For example, our existing charter does not allow for us to create multiple classes of stock. Therefore, at our annual meeting we will ask you to consider and vote upon, among other items, nine proposals to make various amendments to our charter that will give our board the flexibility to potential liquidity strategies and to bring our charter in line with those of publicly-traded REITs. Each of these nine proposals related to the amendment of our charter are conditioned on approval of the other proposals and a failure to approve any one proposal will result in all of the proposals not being implemented even though stockholders may have approved the other proposals.

By now all stockholders should have received their proxy package in the mail. Included in the proxy package is a notice of our annual meeting, our proxy statement which explains all of our proposals, including the proposed charter amendments and why we believe that these amendments are necessary, a proxy card and voting information to record your vote. Our board unanimously approved each of the proposals in the proxy statement at its meeting on October 15, 2013, and recommends that you vote “FOR” each of them. Regardless of your vote is it important to remember we are a widely held company, and as a result, a large number of our stockholders must be present in person or by proxy at the annual meeting to achieve a quorum. Therefore, your vote is very important, even if you own a small number of shares. Please place your vote quickly. If a quorum is not established at our annual meeting, we will adjourn the meeting and reconvene within 120 days. During this adjournment, we will continue to solicit proxies to reach a quorum, so all stockholders will have an opportunity to submit their vote.

If you have not received your proxy package or if you have any questions, please don’t hesitate to contact our Invertor Services team at 800.826.8228. The complete filing and proposed changes to our charter is available on the Inland American’s website at www.inlandamerican.com.

Cash Distribution

Enclosed is a check for your cash distribution equaling $0.04167 per share for the month of October 2013. Inland American’s distribution is paid monthly at an annualized rate equal to $0.50 per share. This equates to a 7.2% annualized yield based on our current estimated per share value. If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Plan, a distribution statement is enclosed in lieu of a check. None of these charter changes will affect your distribution. Our board has no plans to alter the current annualized distribution of $0.50 per share.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks Chairman of the Board	Thomas P. McGuinness President

cc: Trustee

Broker Dealer

Financial Advisor

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, our ability to successfully close certain sale transactions and receipt of related proceeds is subject to a number of conditions that are outside our control and which may not be satisfied, and other risk factors, described in the most recent 10-K and 10Q or Current Reports on Form 8-K.